Exhibit 10.2
AMENDMENT NO. 6
TO CONSULTING AGREEMENT
     This AMENDMENT NO. 6 to the Consulting Agreement between the parties is entered into by and between Michael Baker Corporation, a Pennsylvania Corporation (the “Corporation”) and Richard L. Shaw, an individual (the “Executive”), effective April 26, 2009.
     WHEREAS, the Corporation and the Executive entered into the Consulting Agreement, effective April 25, 2001, a true and correct copy of which (along with all amendments thereto) is attached hereto as Exhibit A, as last amended by Amendment No. 5 to the Consulting Agreement, effective April 26, 2008; and
     WHEREAS, the Consulting Agreement was separately and previously revised (the “409A Revisions”) solely to effect documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), which 409A Revisions reflected the Corporation’s and the Executive’s intent that the Executive would continue to provide a bona fide level of services during the consulting term in excess of 20 percent of the average level of bona fide services over the immediately preceding 36 month period of employment with the Corporation and determination that the Executive remain employed and not incur a separation from service during the consulting term; and
     WHEREAS, the Corporation and the Executive now desire to extend the term of the Consulting Agreement upon the same terms and conditions for an additional one (1) year period until April 26, 2010, and the Corporation and the Executive desire to take this opportunity to restate and consolidate the 409A Revisions with this one document for ease of future reference and use;
     NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, incorporating the foregoing WHEREAS clauses and intending to be legally bound hereby, THE PARTIES AGREE AS FOLLOWS:
1.	The term of the Consulting Agreement effective April 25, 2001 between the parties as amended by Amendment No. 1 effective April 26, 2003, Amendment No. 2 effective April 26, 2005, Amendment No. 3 effective April 26, 2006, Amendment No. 4 effective April 26, 2007, and Amendment No. 5 effective April 26 2008, shall be, and the same hereby is, extended for an additional one (1) year period from April 26, 2009 until April 26, 2010 upon the same terms and conditions.

The term “expiration of the Consulting Term”, when used in the context of a condition to, or timing of, payment hereunder shall be interpreted to mean a “separation from service” as that term is used in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

2.	The following paragraph was added to the end of Section 2 of the Consulting Agreement by the 409A Revisions:
“Payment of compensation for services will be made on a monthly basis on regularly scheduled payroll dates in accordance with the Corporation’s standard practices.”

3.	The following paragraph was added to the end of Section 3(b) of the Consulting Agreement by the 409A Revisions:
“The payment, provision or reimbursement of life insurance premiums becoming due in each of the Executive’s taxable years shall be made in accordance with the generally applicable policies and procedures of the Corporation. Payment or reimbursement of such costs shall be made in due course in accordance with the Corporation’s standard practices, and all reimbursement payments with respect to reimbursement obligations incurred within a particular year shall be made no later than the end of the Executive’s taxable year following the taxable year in which the reimbursement obligation was incurred.”
4.	Section 3(c) of the Consulting Agreement was amended and restated in its entirety as follows by the 409A Revisions:
“Supplemental Retirement Benefit. Commencing at the expiration of the Consulting Term and for the remainder of the life of the Executive or his spouse, whichever shall be longer, the Corporation will become obligated to pay the Executive or his spouse $5,000.00 per month as an additional retirement benefit.
Any Supplemental Retirement Benefit amount payable under the Consulting Agreement, shall commence payment within 30 days following the Executive’s separation from service, provided further that the Executive shall not be provided any election with respect to the taxable year of payment.”
5.	The following paragraph was added as Section 3(d) of the Consulting Agreement by the 409A Revisions:
“If any taxable benefits are provided to the Executive under Sections 3(a) or (b) of the Consulting Agreement, the amount shall be provided or paid on regularly scheduled payroll dates and in accordance with the Corporation’s standard practices, and in all events within 2 1/2 months following the year in which the Executive has a vested right to such benefits or amounts.”
6.	The following paragraph was added to the end of Section 4(a) of the Consulting Agreement by the 409A Revisions:
“Any amounts payable under the Consulting Agreement by reason of death shall be paid or commence, as the case may be, within 30 days following the date of the Executive’s death.”
7.	The following paragraph was added to the end of Section 4(b) of the Consulting Agreement by the 409A Revisions:
“‘Disability’ under the Consulting Agreement shall be interpreted consistent with the definition of ‘Disabled’ under Section 409A of the Code, and any amounts payable under the Consulting Agreement by reason of Disability shall be paid or commence, as the case may be, within 30 days following the date of the Executive’s Disability.”
8.	The following paragraph was added to the end of Section 5 of the Consulting Agreement by the 409A Revisions:
“Notwithstanding anything in the Consulting Agreement to the contrary, “Material Event” shall mean a change in ownership or effective control of the Corporation or a change in the ownership of a substantial portion of the assets of the Corporation under Section 409A of the Code.”
9.	The following paragraph was added to the end of Section 6 of the Consulting Agreement by the 409A Revisions:
“Compensation payable for the remainder of the Consulting Term shall be payable in a lump sum within 30 days following the Executive’s separation from service following a Material Event. Payment of any Supplemental Retirement Benefit amounts shall commence at the time specified above and in the monthly form specified in the Consulting Agreement.”
10.	The following paragraph was added to the end of Section 7 of the Consulting Agreement by the 409A Revisions:
“In the event that the Executive becomes eligible for a taxable expense reimbursement, any payments or expense reimbursements shall be made on a monthly basis following the month in which the expense was incurred; provided that payments or reimbursements shall in all events be made no later than the last day of the Executive’s taxable year following the year in which the expenses were incurred. Such payment or reimbursement shall not be subject to liquidation or exchange for another benefit.”
11.	The following paragraph was added in its entirety as Section 8 of the Consulting Agreement and all subsequent sections were renumbered by the 409A Revisions:
“Notwithstanding anything in the Consulting Agreement or the foregoing, if the Executive is a “specified employee” under Section 409A of the Code upon separation from service, amounts paid by reason of separation from service may not be paid until the first day following the six month anniversary of the Executive’s separation from service except to the extent such amounts are (i) excepted from coverage under Section 409A, (ii) otherwise not subject to Section 409A or (iii) otherwise permissible without incurring an additional tax.”
12.	The following paragraph of the 409A Revisions was added to the end of renumbered Section 11 of the Consulting Agreement by the 409A Revisions:
“The Consulting Agreement is intended to comply with the requirements of Section 409A of the Code, including good faith, reasonable statutory interpretations of Section 409A that are contrary to the terms of the Consulting Agreement, if any. Consistent with that intent, the Consulting

Agreement shall be interpreted in a manner consistent with Section 409A. In the event that any provision that is necessary for the Consulting Agreement to comply with Section 409A is determined by the Corporation to have been omitted, such omitted provision shall be deemed to be included herein with the Executive’s consent, and is hereby incorporated as part of the Consulting Agreement.”
[Signature Page Follows]

     IN WITNESS WHEREOF, effective April 26, 2009, the parties have executed this AMENDMENT NO. 6 to the Consulting Agreement extending the term thereof and reflecting the previous 409A Revisions.

Attest:	MICHAEL BAKER CORPORATION (The “Corporation”)
Marcia S. Wolk	By:
Assistant Secretary	H. James McKnight
Witness:	Executive Vice President
Richard L. Shaw
(The “Executive”)

[Signature Page to Amendment No. 6]

Exhibit A
Consulting Agreement and Amendments thereto